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                                   AGREEMENT


         AMENDMENT AND RESTATEMENT dated as of June 15, 1998, of an Agreement dated as of (original Agreement date) , between PUERTO RICAN CEMENT COMPANY, INC. (the "Company"), and ________________ (the "Executive") (as amended and restated, the "Agreement"). (The term "Company" shall include Ready Mix Concrete, Inc. ("Ready Mix"), a wholly owned subsidiary of Puerto Rican Cement Company, Inc., if the Executive is employed principally by Ready Mix).

         This Agreement sets forth the severance compensation that the Company agrees to pay to the Executive if the Executive's employment with the Company terminates on or after June 15, 1998, under any of the circumstances described herein following a Change in Control (as defined herein).

                                   WITNESSETH

         WHEREAS, the Executive has made an is expected to make a major contribution to the profitability, growth and financial strength of the Company;

         WHEREAS, the Company considers the continued services of the Executive to be in the best interests of the Company and its shareholders and desires to encourage the continued services of the Executive without distraction or concern over any possible change in the control of the Company; and

         WHEREAS, the Executive is willing to remain in the employ of the Company upon the understanding that the Company will provide him with severance compensation, as herein set forth, if his employment terminates on or after June 15, 1998, under one of the circumstances described herein following a Change of Control (as defined herein):

         NOW, THEREFORE, in consideration of the premises, and other good and valuable

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consideration receipt of which is acknowledged, the parties agree as follows:

         (a) If a Change in Control shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation and benefits provided in this Agreement upon the termination, after such Change of Control, of the Executive's employment with the Company by the Executive or by the Company in the following circumstances:

                                    the Executive's resignation for Good Reason
                           (as defined in section 1(d)) at any time during the term of this Agreement; or

                                    the termination by the Company of the
                           Executive's employment at any time during the term of this agreement, other than for Cause (as defined in section 1(e)).

                  The date of the termination of the Executive's employment shall be the effective date of such termination as specified in any resignation tendered by the executive to the Company or in any notice of termination given by the Company to the Executive. No compensation shall be payable under this Agreement unless and until (i) there shall have been Change in Control while the Executive is still an employee of the Company and (ii) the executive's employment by the Company thereafter shall have terminated in any of the circumstances described in section 1(a).

                  For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company with or into any other corporation, in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation



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immediately after the consolidation or merger or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, provided that there shall be excluded any merger, consolidation or sale of assets in which the surviving corporation or the purchaser is an entity controlled in its majority by the present principal stockholders and their affiliates; (ii) the Company's stockholders have approved any plan or proposal for the liquidation or dissolution of the Company; (iii) any person (as such term is used in sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the present principal stockholders and their affiliates, becomes the beneficial owner, within the meaning of rule 13d-3 under the Exchange Act, of 20% or more of the Company's outstanding common stock; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company's entire board of directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                  For purposes of this Agreement, "Good Reason" shall mean the occurrence (without the Executive's express written consent) of any of the following after a Change in Control has occurred:

                           any material reduction or adverse change in the
                  duties, position, authority or reporting responsibility of the Executive from that in effect immediately prior to a Change in Control;

                           a reduction by the Company in the executive's
                  aggregate compensation;

                           (iii) the Executive's relocation to any office other than the principal



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                  executive office of the Company or the office at which the
                  Executive was located prior to a Change in Control, or any material increase in the travel obligations imposed on the Executive from those in effect prior to a Change in Control;

                           (iv) a reduction in the number of annual paid vacation days to which the Executive was entitled prior to a Change in Control;

                                    any failure by the Company to continue to
                           provide the Executive with benefits substantially equivalent to those in effect prior to a Change in Control under the Company's pension and welfare plans or any of the perquisites associated with his position in effect or being provided prior to a Change of Control (other than a reduction in benefits or perquisites effected for all executives ratably);

                                    any failure of the  Company to obtain from
                           any successor an assumption of the Company's obligations to the Executive under this Agreement; or

                                    any purported  termination  by the Company
                           of the Executive's employment other than a termination for Cause.

                  For purposes of this Agreement, "Cause" for termination of the Executive's employment means, and is limited to, (i) the Executive's gross willful misconduct which is demonstrably and substantially injurious to the Company or (ii) the commission of a felony or misdemeanor which impairs the Executive's ability substantially to perform his duties to the Company. Acts or omissions by the executive in good faith and with a reasonable belief that such actions or omissions are in the best interests of the Company shall not constitute gross willful misconduct, unless such acts or omissions continue after notice from the Company to desist therefrom. The Executive's employment shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Company's board of directors at a meeting called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the



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board of directors), finding that in the good faith opinion of the board of directors, Cause, as herein defined, exists for such termination and specifying the basis for such finding.

          2.      (a)    If the Executive shall be entitled to compensation
pursuant to section 1 of this Agreement, then the Company shall pay to the Executive as severance pay an amount equal to the sum of (i) two and one-half times his annual base salary as of the time of the Change in Control or as of the date of termination, whichever is greater; (ii) two and one-half times the average of the Executive's annual bonus awards with respect to the three years immediately preceding the Change in Control; and (iii) an amount sufficient to permit the Executive to rent and operate for a 24-month period an automobile comparable to the one provided by the Company at the time of termination; provided, however, that if such amount either alone or together with other payments that the Executive has the right to receive from the Company provided for in this Agreement and any other payments that the Executive has the right to receive from the Company, would constitute a "parachute payment" (as defined in section 280G of the Internal Revenue Code of 1986, as in effect on the date hereof (the "Code")), such severance payments shall be reduced to the largest amount that could be payable to the Executive without any portion of the severance payments under this Agreement being subject to the excise tax imposed under section 4999 of the Code, as determined by the Company. (The limitation contained in the foregoing provides shall be determined as if the Code and section 280G of the Code were applicable in Puerto Rico, even if such is not the case.)

                  The amount payable pursuant to section 2(a) shall be payable at the Company's election in (i) equal monthly installments over a three-year period following termination of the Executive's employment commencing the first day of the month following



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the effective date of termination or (ii) in one lump sum payment payable the first day of the month following the effective date of termination. If the Company elects to pay the Executive in installments, the Company's obligation to make those payments shall be secured by an irrevocable letter of credit in an amount equal to the amount payable to the Executive pursuant to section 2(a) issued by the Banco Popular de Puerto Rico or any other bank in Puerto Rico selected by the Company and satisfactory to the Executive. The letter of credit shall not expire earlier than 30 days after the date that the last installment payment is due. If payments pursuant to section 2(a) are not made, the Executive shall have the right to draw on the letter of credit in one lump sum or in installments, at his election. If the Executive dies prior to the payment in full of the amounts payable to the Executive pursuant to section 2(a), a lump sum payment equal to the aggregate amount of the then unpaid payments shall be made to the Executive's estate.

         3.       (a)    If the Executive shall be entitled to compensation
pursuant to section 1 of this Agreement, the Company shall continue to provide the Executive with health insurance, life insurance and other benefits to which the Executive is entitled under plans in effect prior to the Change of Control for a period of 24 months following his termination, provided that the Company is unable to provide any such insurance and/or benefit to the Executive, the Company shall pay the Executive an amount equal to the cost to the Executive of obtaining such insurance an/or benefit for a period of 24 months. Such amount shall be payable to the Executive in one lump sum the first business day of the month following the effective date of the termination of the Executive's employment.

                  The Company shall pay to the Executive, commencing on the Executive's



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"normal retirement date" (as defined in the Company's Employees' Pension Plan), the amounts by which the Executive's pension benefits under the Company's Employees' Pension Plan are less than the pension benefits that would have been accrued by the Executive under the Company's Employees' Pension Plan if the Executive had remained in the Company's employ to the earlier of (i) his "normal retirement date" (as defined in the company's Employees' Pension Plan) or (ii) an additional five years after the Executive's date of termination, at compensation equivalent to his highest annual compensation during the three years preceding the termination of his employment.

                  Company's obligations to make payments pursuant to section 3(b) shall be unfunded and unsecured and the Company shall not be required to segregate any assets that may at any time be required to provide the benefits under section 3(b).

         4.       (a)    The Executive shall not be required to mitigate
damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall be amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of the Executive's termination, or otherwise.

                 The payments described in sections 2 and 3 of this Agreement shall be in addition to any termination payments prescribed by Law 80 of 1976, 29 LPRA Section 1B5. Should termination be made due to a "Change in Control", the Company agrees to make the payments set forth under Law 80 of 1976. The payments describe in sections 2 and 3 of this Agreement shall be in addition to any remedy which may be available to the employees under any federal, commonwealth, state or local law.



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                 The provisions of this Agreement, and any payment provided hereunder, shall not reduce or increase any amounts otherwise payable, or affect the Executive's rights under, any benefit plan of the Company or any other compensation to which the Executive may be entitled apart from this Agreement.

                 This Agreement does not constitute a contract of employment, and nothing in this Agreement shall entitle the Executive to continuing employment with the Company or to any rights other than the specific payments provided for herein.

         5.      (a)     This Agreement shall terminate (except to the extent
that any obligation of the Company shall have accrued hereunder prior to termination and remains unpaid as of such time) upon the earliest of (i) June 15, 2008, if a Change in Control has not occurred by that date; (ii) the termination of the Executive's employment with the Company prior to a Change in Control as a result of death, disability, or retirement or for any other reason, whether resulting from the Executive's voluntary resignation or from termination by the Company for any reason, without limitation; (iii) two years after the first Change in Control to occur after the date of this Agreement if the Executive has not terminated his employment for Good Reason within that period; and (iv) after a Change in Control, if the Executive's employment with the Company is terminated for Cause or as a result of death, disability, retirement or otherwise than for Good Reason.

                  For  purposes of section 5(a), (I) "disability" shall mean the Executive's incapacity due to physical or mental illness resulting in the Executive's failure to perform his duties for a period of 360 consecutive days, as determined by the Company's board of directors; and (ii) "retirement"



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                           shall mean the termination of the Executive's
                           employment upon the attainment of the age set forth in the Company's employees' Pension Plan as the age required for "normal retirement" or the termination of the Executive's employment at his election upon the attainment of the age and after completion of the number of years of service with the Company, in each case as designated in the Company's Employees' Pension Plan as the age and service requirement for "early retirement", but shall not include the Executive's election for early retirement following a Change of Control if Good Reason existed for the Executive's resignation.


         Notwithstanding anything to the contrary contained in this Agreement, the Executive shall be entitled to the compensation provided for in this Agreement, if, prior to a Change of Control, but in contemplation of that Change of Control, the Executive's employment with the Company is terminated by the Company other than for Cause or by the Executive for Good Reason (regardless of whether the Change of Control shall have actually occurred). For purposes of this Agreement, the termination of the Executive's employment shall be deemed to be in contemplation of a Change of Control, if, at the time of termination for the Executive's employment the Company had announced its intention to enter into, or had entered into, an agreement with respect to one of the transactions described in section 1(c)(i) and such transaction is consummated within 180 days after the date of termination of the Executive's employment. The compensation provided for in sections 2 and 3 of this



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                  Agreement shall be paid to the Executive in accordance with sections 2 and 3 as if the effective date of the termination of the Executive's employment is the effective date of the Change of Control of the Company.

         1. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, distributees and personal and legal representatives, and shall be binding on the Company and its respective successors and assigns.

         8. For purposes of this Agreement, all notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt registered, postage prepaid, as follows:

                           If to the Company:

                           Puerto Rican Cement Company, Inc.
                           P. O. Box 364487
                           San Juan, PR 00936-4487

                           Attention:  Chief Executive Officer.

                           If to the Executive:

                           [                         ]
or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         Any claim or controversy arising between the parties hereto in connection with the subject matter hereof that cannot be settled by the mutual agreement of the parties shall be resolved by binding arbitration held before a single arbitrator in a location within San Juan, Puerto Rico. The arbitration proceedings shall be



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                  in accordance with the rules of the American Arbitration
                  Association then in effect and the decision of the arbitrator shall be final. Written notice of the demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and shall be made prior to the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

         If the Executive incurs reasonable legal or other fees and expenses in a reasonable effort to establish entitlement to benefits under this Agreement, regardless of whether the Executive ultimately prevails, the Company shall reimburse him for such fees and expenses to the extent not reimbursed by the Company's officers' and directors' insurance policy, if any. Reimbursement of fees and expenses shall be made monthly during the course of any action upon the written submission of a request for reimbursement together with proof that the fees and expenses are incurred.

         This Agreement may not be amended except by a writing signed by the Executive and the Company. No waiver shall be effective unless in writing signed by the party to be charged, and no waiver of any breach of any term or provision of this Agreement shall constitute a waiver of any other breach or of any other term or provision. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of



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                  Puerto Rico. The invalidity or unenforceability of any
                  provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         If any claim shall be made that any provision of this agreement is invalid or unenforceable under or by reason of any federal or Commonwealth of Puerto Rico law, rule or regulation, such provision shall, to the extent possible, be given effect in such manner as will render the same valid and enforceable. If any such provision, notwithstanding the preceding sentence, be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this agreement. Should any percentage of the payments and/or compensation received by the Executive under this Agreement be illegal under any federal or Commonwealth of Puerto Rico law, the Company shall be obligated to make the percentage of the payment or compensation that is not illegal.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.




EXECUTIVE



----------------
                                    Puerto Rican Cement Company, Inc.



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                                    By:
                                       ------------------------------
                                            Miguel A. Nazario
                                            President





Affidavit Number:


         Sworn and subscribed to before me by_____________, of legal age, and resident of ______________, Puerto Rico and by Migueal A. Nazario, in his capacity of President of Puerto Rican Cement Company, Inc., of legal age, and resident of San Juan, Puerto Rico, whom I personally know, at San Juan, Puerto Rico, this ____day of _____, 1998.




                              -------------
                              NOTARY PUBLIC



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